Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Callable Exchangeable Securities relating to the common stock of Google Inc. due February 15, 2021	$39,500,000.00	$5,087.60

(1)Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated February 11, 2014)

UBS AG $39,500,000 Callable Exchangeable Securities

Relating to the Common Stock of Google Inc. due February 15, 2021

Investment Description

UBS AG Callable Exchangeable Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of Google Inc. (the “underlying equity”). The Securities are offered at an issue price that is 100% of the $1,000 principal amount per Security. On any business day beginning on the settlement date and ending on and including one trading day prior to the first averaging date (the “exchange period”), you may elect to require UBS to exchange your Securities, in whole or in part, for a cash amount based on the conversion value on the applicable valuation date (an “exchange right”). On any trading day beginning on February 20, 2019 and ending six trading days prior to the final valuation date (the “issuer call period”), UBS may, in its sole discretion, redeem your Securities in whole, but not in part, by delivering a call notice, which specifies the date the Security will be called (the “call date”), at least five (5) trading days prior to the call date. Upon an issuer call, UBS will pay you the greater of (i) your principal amount or (ii) a cash amount equal to the conversion value on the applicable valuation date. If by maturity the Securities have not been called or exchanged, UBS will pay you the greater of (i) the principal amount of your Securities or (ii) the arithmetic mean of the conversion values on each averaging date. The Securities provide for the opportunity for positive returns if the conversion value (or the arithmetic mean of the conversion values on the averaging dates at maturity) is greater than $1,000. The Securities are subject to a fundamental change put right whereby you may elect to put your Securities to UBS, in whole or in part, upon the occurrence of certain fundamental changes to the issuer of the underlying equity. If the Securities are put to UBS pursuant to an exercise of this right, UBS will pay you, on the third business day following the fundamental change put exercise date, an amount in cash, for each Security put to UBS, equal to the principal amount of your Security. Investing in the Securities involves significant risks. There will be no coupon payable on the Securities. Any payment on the Securities is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Issuer Call — UBS may call the Securities during the issuer call period and, upon an issuer call, UBS will pay you the greater of (i) the principal amount of your Securities or (ii) the conversion value. We may deliver our call notice prior to the issuer call period and therefore may redeem the Securities pursuant to an issuer call as early as the first trading day during the issuer call period. Any payment on the Securities, including any payment pursuant to an issuer call, is subject to the creditworthiness of UBS.
☐	Exchange Right — You may exercise your exchange right during the exchange period. Upon an exercise of your exchange right, UBS will pay you on the applicable exchange right settlement date, the conversion value. Any payment on the Securities, including any payment pursuant to an exercise of your exchange right, is subject to the creditworthiness of UBS.
☐	Minimum Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called or exchanged, UBS will pay you the greater of (i) the principal amount of your Securities or (ii) the arithmetic mean of the conversion values on each averaging date. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.
☐	Fundamental Change Put Right — You may elect to put your Securities to UBS, in whole or in part, prior to the first averaging date, following the occurrence of a fundamental change where the value of the distribution property related to such fundamental change consists of 10% or more of cash. If the Securities are put to UBS pursuant to an exercise of this right, UBS will pay you, on the third business day following the fundamental change put exercise date, an amount in cash, for each Security put to UBS, equal to the principal amount of your Security.

Key Dates

Trade Date*	February 11, 2014
Settlement Date*	February 19, 2014
Averaging Dates**	February 9, 2021, February 10, 2021, February 11, 2021
Final Valuation Date**	February 11, 2021
Maturity Date**	February 15, 2021
*	We expect to deliver each offering of the Securities against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the trade date will be required, by virtue of the fact that each Security initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.
**	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Valuation Dates” under “General Terms of the Securities” in the Callable Exchangeable product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. INVESTORS MAY NOT RECEIVE ANY POSITIVE RETURN ON THE SECURITIES. THIS RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE CALLABLE EXCHANGEABLE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to Callable Exchangeable Securities linked to Google Inc.

Underlying Equity	Equity Ticker Symbol	Share Exchange Amount*	Initial Price**	CUSIP	ISIN	Target Cash Dividend
Common Stock of Google Inc.	GOOG	0.652582	$1,183.30	90270KAW9	US90270KAW99	$0.00
*	The share exchange amount is an amount equal to $1,000 per Security divided by the initial price divided by the conversion premium amount of 1.295.
**	The initial price is an amount determined by the calculation agent.

The estimated initial value of the Securities as of the trade date is $981.70 for Securities linked to the common stock of Google Inc. The estimated initial value of the Securities was determined on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks —  Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Callable Exchangeable Securities product supplement relating to the Securities, dated February 11, 2014, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the Callable Exchangeable Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits of UBS AG and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$1,000	$0	$1,000
Total	$39,500,000.00	$0	$39,500,000.00

UBS Securities LLC

Pricing Supplement dated February 11, 2014

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Callable Exchangeable Securities product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

•	Product supplement for Callable Exchangeable Securities dated February 11, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000139340114000056/c367763_690959-424b2.htm

•	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Callable Exchangeable Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Callable Exchangeable Securities product supplement” mean the UBS product supplement, dated February 11, 2014, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Securities, including the risk that you may not receive a positive return on your investment.
•	You believe the conversion value (or the arithmetic mean of the conversion values on each averaging date) for the underlying equity will be greater than the principal amount of the Securities.
•	You understand that the share exchange amount incorporates a 29.5% conversion premium, and you believe that the closing price on the applicable valuation date in the case of an issuer call or the exercise of your exchange right will exceed the initial price, or, at maturity, that the arithmetic mean of the closing prices of the underlying equity on the averaging dates will exceed the initial price of the underlying equity by more than 29.5%, so that you will receive a positive return on the Securities.
•	You understand and accept that you may lose some or all of your initial investment upon the exercise of your exchange right.
•	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
•	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.
•	You are willing to invest in securities that may be called early by the issuer during the sixth and seventh years of the seven year term of the Securities and accept that there may be little or no secondary market for the Securities.
•	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
•	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Securities, including the risk that you may not receive a positive return on your investment.
•	You do not believe the conversion value (or the arithmetic mean of the conversion values on each averaging date) for the underlying equity will be greater than the principal amount of the Securities.
•	You do not fully understand that the share exchange amount incorporates a 29.5% conversion premium, and you do not believe that the closing price on the applicable valuation date in the case of an issuer call or the exercise of your exchange right will exceed the initial price, or, at maturity, that the arithmetic mean of the closing prices of the underlying equity on the averaging dates will exceed the initial price of the underlying equity by more than 29.5%, so that you will receive a positive return on the Securities.
•	You cannot tolerate losing some or all of your initial investment upon the exercise of your exchange right.
•	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
•	You prefer to receive the dividends paid on the underlying equity and you do seek guaranteed current income from this investment.
•	You are unwilling to invest in securities that may be called early by the issuer during the sixth and seventh years of the seven year term of the Securities and do not accept that there may be little or no secondary market for the Securities.
•	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Issue Price	$1,000 per Security
Principal Amount	$1,000 per Security
Term	Approximately 7 years.
Underlying Equity	The common stock of Google Inc.
Coupon	There will be no coupon payable on the Securities.
Payment at Maturity (per Security)	On the maturity date, UBS will deliver to you for each Security that you own, an amount of cash per Security equal to the greater of the (i) principal amount per Security, and (ii) the arithmetic mean of the conversion value on each averaging date.
Averaging Dates	February 9, 2021, February 10, 2021 and February 11, 2021, the three consecutive trading days ending on, and including, the final valuation date on which the closing price is observed for purposes of determining the conversion value at maturity.
Final Valuation Date	February 11, 2021
Conversion Value	An amount determined with respect to the applicable valuation date, measured as follows:
t Upon the exercise of your exchange right: the share exchange amount multiplied by the closing price of the underlying equity on the applicable valuation date.

t

Upon maturity, provided that you have not exercised your exchange right for the Securities or the Securities are not subject to an issuer call: the conversion value for each averaging date shall be the share exchange amount multiplied by the closing price of the underlying equity on such averaging date.

t Upon an issuer call: the share exchange amount multiplied by the closing price of the underlying equity on the applicable valuation date.
Initial Price	$1,183.30
Conversion Premium Amount	1.295
Share Exchange Amount	0.652582, ($1,000 per Security divided by the Initial Price divided by the conversion premium amount, of 1.295). The share exchange amount may be adjusted in the case of certain corporate events and will be adjusted in case of regular quarterly cash dividends that exceed or fall short of the target cash dividend as described under “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-33 of the Callable Exchangeable Securities product supplement.
Target Cash Dividend	$0.00
Exchange Right; Payment upon an Exercise of the Exchange Right (per Security)	You may exercise your exchange right to require UBS to exchange your Securities, in whole or in part, on any business day during the exchange period.
If you exercise your exchange right, UBS will pay to you a cash amount for each exchanged Security on the third business day following the applicable valuation date (the “exchange right settlement date”) equal to the conversion value. After you exercise your exchange right, no further amounts will be owed to you under the exchanged Securities. For exchange right procedures, see “Exchange Right” on page 5 of this pricing supplement.

Exchange Period	The period starting on the settlement date and ending on and including the first trading day prior to the first averaging date.
Issuer Call	UBS may redeem your Securities in whole, but not in part, on any trading day during the issuer call period for an amount determined as described below under “Payment upon an Issuer Call”. At least five (5) trading days prior to the call date, we will deliver notice of our election to redeem the Securities and specify the call date. We may deliver our call notice prior to the issuer call period and therefore may redeem the Securities pursuant to an issuer call as early as the first trading day during the issuer call period.
Issuer Call Period	The period starting on February 20, 2019 and ending on, and including, the day that is six trading days prior to the final valuation date.
Payment upon an Issuer Call (per Security)	Upon a call date, UBS will deliver to you for each Security that you own, an amount in cash per Security equal to the greater of the (i) the principal amount per Security, and (ii) the conversion value.
Valuation Date	If you exercise your exchange right, the valuation date will be the day on which you have properly notified UBS of your desire for UBS to exchange the Securities in accordance with the exchange procedures described herein on page 5, or the following trading day if such day is not a trading day.
At maturity, provided that you have not exercised your exchange right or the Securities have not been subject to an issuer call, the valuation date will be the final valuation date, or the following trading day if such day is not a trading day.
If the Securities are subject to an issuer call, the valuation date will be the third trading day prior to the call date, or the following trading day if such day is not a trading day.
Fundamental Change Put Right	You may elect to put your Securities to UBS, in whole or in part, prior to the first averaging date, following the occurrence of a fundamental change where the value of the distribution property related to such fundamental change consists 10% or more of cash (a “fundamental change put right”). You must comply with the put procedures described under “General Terms of the Securities — Fundamental Change Put Right — Put Procedures” beginning on page PS-28 of the Callable Exchangeable Securities product supplement in order to put your Securities. If the Securities are put to UBS pursuant to an exercise of this right, UBS will pay you, on the third business day following the fundamental change put exercise date, an amount in cash, for each Security put to UBS, equal to the principal amount of your Security. After your Securities are put to UBS pursuant to an exercise of the put right, no further amounts will be owed to you with respect to the Securities put to UBS. See “General Terms of the Securities — Fundamental Change Put Right” in the Callable Exchangeable Securities product supplement for more information.
Fundamental Change Put Exercise Date	The fundamental change put exercise date shall be the 15th business day following the fundamental change notice date. See “General Terms of the Securities — Fundamental Change Put Right” in the Callable Exchangeable Securities product supplement for more information.

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. INVESTORS MAY NOT RECEIVE ANY POSITIVE RETURN ON THE SECURITIES. THIS RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

Exchange Right

You may elect to require UBS to exchange your Securities, in whole or in part, (an “exchange right”) on any business day during the exchange period. If you elect to have UBS exchange your Securities, UBS will pay you a cash amount per exchanged Security on the applicable exchange right settlement date equal to the conversion value. After your Securities are exchanged pursuant to an exercise of your exchange right, no further amounts will be owed to you under the exchanged Securities. You may only elect to exchange your Securities during the exchange period.

You must comply with the exchange procedures described below in order to exchange your Securities.

Exchange Procedures

The following procedures must be followed in order for your Securities to be exchanged pursuant to an exercise of your exchange right:

(1)	You must deliver an Exchange Request substantially in the form attached to this pricing supplement as Annex A to your broker or other person through whom you hold your Securities (your “broker”) using a delivery method acceptable to your broker. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your Securities for the relevant deadline;
(2)	Your broker must deliver an Exchange Instruction substantially in the form attached to this pricing supplement as Annex B, to a designated affiliate of UBS (the “exchange agent”) via email and confirm receipt by phone call no later than 2:00 p.m. (New York City time) on any business day during the exchange period;
(3)	The exchange agent must acknowledge receipt of the properly completed Exchange Instruction in order for your election to be effective. If the exchange agent acknowledges receipt of the Exchange Instruction on or prior to 3:00 p.m. (New York City time) on any business day during the exchange period, the effective date for your election will be that business day, provided any other requirements relating to the Securities are satisfied. If the exchange agent acknowledges receipt of the Exchange Instruction after 3:00 p.m. (New York City time) on any business day during the exchange period, the effective date for your election will be the next following business day during the exchange period, provided any other requirements relating to the Securities are satisfied. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion; and
(4)	On or prior to the applicable valuation date and before the exchange right settlement date, the exchange agent will provide the relevant settlement information to your broker, and your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable exchange right settlement date.

The calculation agent will resolve any questions that may arise as to the validity of a notice of exercise of your exchange right and the timing of receipt of a notice of exchange or as to whether and when the required deliveries have been made. Questions about the exchange requirements should be directed to UBS Securities LLC at the telephone number included in the form of Exchange Instruction attached to this pricing supplement. Unless otherwise specified in this pricing supplement (or the relevant annexes attached thereto), the exchange agent shall be UBS Securities LLC.

All instructions given to participants from beneficial owners of Securities relating to the right to exchange their Securities will be irrevocable.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Callable Exchangeable Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

•	Return on Securities at maturity or upon an issuer call — The return on the Securities upon an issuer call or at maturity is linked to the performance of the underlying equity and will depend on whether, and the extent to which, the conversion value upon an issuer call, or the arithmetic mean of the conversion values for each averaging date upon maturity, as applicable, is greater than the principal amount per Security. The return on the Securities will be positive only if the conversion value is, or the arithmetic mean of the conversion values on the averaging dates upon maturity are, as applicable, greater than $1,000. If the conversion value is, or the arithmetic mean of the conversion values are, as applicable, less than the principal amount per Security, you will receive only the principal amount of your Securities and therefore you will not receive a positive return on your investment. Because the share exchange amount incorporates a 29.5% conversion premium, the conversion value will exceed the principal amount per Security only if (i) in the case of an issuer call, the initial price of the underlying equity appreciates by more than 29.5% as compared to the closing price on the applicable valuation date or (ii) at maturity, the arithmetic mean of the closing prices of the underlying equity on the averaging dates exceeds the initial price of the underlying equity by more than 29.5%.
•	Risk of loss upon exercise of the exchange right — The return on the Securities upon exercise of the exchange right is linked to the performance of the underlying equity and will depend on whether, and the extent to which, the conversion value is greater than or less than the principal amount per Security. The return to the Securities will be positive only if the conversion value is greater than $1,000. If you exercise your exchange right and the conversion value is less than the principal amount per Security, you will lose some or all of your initial investment. Because the share exchange amount incorporates a 29.5% conversion premium, the conversion value will exceed the principal amount per Security only if, in the case you exercise your exchange right, the closing price of the underlying equity increases by more than 29.5% from the trade date to the applicable valuation date.
•	The averaging feature could reduce your return — The payment at maturity is based on the arithmetic mean of the closing prices of the underlying equity as of each averaging date, as determined by the calculation agent. This valuation methodology could produce a final payment that is significantly less than the return you would have received if the Securities did not have such a feature. For example, it is possible that you will not have a positive return on the Securities even though the conversion value of the underlying equity on the final valuation date exceeds the principal amount of the Securities as a result of low conversion values on the previous averaging dates. Similarly, in the event that the market is trending upwards during the averaging dates prior to and including the final valuation date, it is likely that the conversion value on the final valuation date will be higher than the arithmetic mean of the conversion values over this period, which will result in a payment at maturity that is less than that which would be paid if no such averaging feature existed.
•	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
•	Fair value considerations.
•	The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.
•	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Single stock risk” below and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

•	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
•	Limited or no secondary market and secondary market price considerations.
•	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
•	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
•	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.
•	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “ — Fair value considerations” as well as the inclusion in the issue price of the hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
•	We may call the Securities prior to maturity — We will have the right, in our sole discretion, to redeem your Securities in whole, but not in part, on any trading day during the issuer call period by, at least five trading days prior to the call date, providing notice of our election to redeem the Securities and specifying the call date. We may deliver our call notice prior to the issuer call period and therefore may redeem the Securities pursuant to an issuer call as early as the first trading day during the issuer call period. If we redeem the Securities, you will not be able to hold your Securities to maturity, you may not receive any positive return on your Securities and you will not benefit from any subsequent appreciation of the underlying equity or receive any further payments on the Securities after the applicable call date. You may not be able to reinvest your principal amount in a comparable investment with similar characteristics as the Securities. We have no obligation to consider your interests in determining whether to call the Securities during the issuer call period.
•	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities, subject to adjustments in the case of regular quarterly dividends that exceed or fall short of the target cash dividend as described under “General Terms of the Securities — Antidilution Adjustments — Increased and Decreased Regular Quarterly Dividends” beginning on page PS-36 of the Callable Exchangeable Securities product supplement. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying equity may have.

•	Single stock risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding the underlying equity issuer, please see “Information about the Underlying Equity” and “Google Inc.” in this pricing supplement and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.
•	Adjustments to the share exchange amount may impair the value of the Securities — In general, the calculation agent will adjust the share exchange amount for your Security downward in the event that the regular quarterly dividend for a given quarter is less than the target cash dividend. If the calculation agent adjusts the share exchange amount downward, the amount of cash you receive upon a call date or at maturity (or upon the exercise of your exchange right) will be reduced and the market value of your Securities may be negatively affected. Whether the underlying equity issuer will pay regular quarterly dividends and, if so, the amounts of such regular quarterly dividends, is in its sole discretion and beyond our control. You will not receive any dividends that may be paid on the underlying equity by the underlying equity issuer.
•	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the value of the underlying equity will rise or fall. There can be no assurance that the conversion value will be greater than $1,000. The conversion value will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to assume the risk that you may not receive any positive return on your Securities.
•	Depending on the composition of the distribution property and the occurrence of some other significant restructuring transactions that do not trigger the Fundamental Change Put Right, you will not have the right to put your securities to us — Upon the closing date of a fundamental change where the value of the distribution property (as valued by the calculation agent as described further under “Reorganization Events” on page PS-38 of the Callable Exchangeable Securities product supplement) consists of 10% or more of cash, you have the right to exercise the fundamental change put right. However, in the event that the distribution property does not consist of any cash or if the value of the distribution property consists of less than 10% of cash, you will not have the right to put your Securities to us. In addition, the fundamental change put provisions will not afford protection to holders of Securities in the event of other transactions that could adversely affect the Securities. For example, transactions such as refinancings, restructurings, the events described in clauses (d) and (e) under “Reorganization Events” on page PS-38 of the Callable Exchangeable Securities product supplement or acquisitions initiated by the issuer of the underlying equity may not constitute a fundamental change requiring us to purchase the Securities. In the event of any such transaction(s), the holders would not have the right to put the Securities to us even though each of these transactions could decrease the value of the issuer of the underlying equity, or otherwise adversely affect the capital structure or any credit ratings of the issuer of the underlying equity, thereby adversely affecting the holders of Securities.
•	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market prices of the underlying equity and, therefore, the market value of the Securities.
•	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS, and will determine the initial price of the underlying equity and make adjustments to the share exchange amount, determination of extraordinary dividends and other adjustments to in respect of reorganization events. The calculation agent may postpone any of the valuation dates or the averaging dates (including the final valuation date), as applicable, if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the share exchange amount and conversion premium amount, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
•	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

•	Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.
•	Your Securities should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes — The Securities should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally would be required to pay taxes on ordinary income from the Securities over their term based on the comparable yield for the Securities, even though you will not receive any payments until a sale, maturity, redemption, put or exchange. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to a sale, maturity, redemption, put or exchange, and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, redemption, put or maturity of the Securities would be taxed as ordinary interest income. Please see “What are the tax consequences of the Securities?” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax (including non-U.S. tax) consequences to you of owning your Securities in your particular circumstances.

Hypothetical Examples

The following examples illustrate the calculation of the return on a hypothetical Security based on an underlying equity with the following assumptions (actual terms for the Securities are specified in this pricing supplement).*

Term	7 years
Issue Price	$1,000 per Security
Principal Amount per Security	$1,000 per Security
Share Exchange Amount**	0.652582 ($1,000 per Security divided by $1,183.30, the initial price of the underlying equity divided by 1.295, the conversion premium amount)
Initial Price of Underlying Equity	$1,183.30
*	Amounts may have been rounded for ease of analysis.
**	The examples assume no dividend adjustments are made because of an increased quarterly dividend or decreased quarterly dividend.

Example 1: At maturity, the closing prices of the underlying equity on each of the averaging dates are $1,660.70, $1,656.00, and $1,651.30, respectively.

Share Exchange Amount:	0.652582 shares
Arithmetic mean of the Conversion Values:	$1,080.68 = [(0.652582 shares × $1,660.70) + (0.652582 shares × $1,656.00) + (0.652582 shares × $1,651.30)] 3
Payment at maturity:	$1,080.68
Total Return on the Securities:	8.07%

Since the arithmetic mean of the conversion values on the averaging dates is greater than the principal amount of $1,000, UBS will deliver to you an amount in cash equal to the arithmetic mean of the conversion values, which yields an 8.07% total return on the Securities based on the arithmetic mean of the closing prices of the underlying equity on the averaging dates exceeding the initial price by 39.95%.

Example 2: At maturity, the closing prices of the underlying equity on each of the averaging dates are $1,536.87, $1,532.37, and $1,527.87, respectively.

Share Exchange Amount:	0.652582 shares
Arithmetic mean of the Conversion Values:$1,000 = [(0.652582 shares × $1,536.87) + (0.652582 shares × $1,532.37) + (0.652582 shares × $1,527.87)] 3
Payment at maturity:	$1,000
Total Return on the Securities:	0%

Since the arithmetic mean of the conversion values equals the principal amount of $1,000, UBS will deliver to you an amount in cash equal to the principal amount of $1,000 per Security, which results in a 0% total return on the Securities based on the arithmetic mean of the closing prices of the underlying equity on the averaging dates exceeding the initial price by 29.50%.

Example 3: At maturity, the closing prices of the underlying equity on each of the averaging dates are $1,420.50, $1,416.00, and $1,411.50, respectively.

Share Exchange Amount:	0.652582 shares
Arithmetic mean of the Conversion Values:	$924.06 = [(0.652582 shares × $1,420.50) + (0.652582 shares × $1,416.00) + (0.652582 shares × $1,411.50)] 3
Payment at maturity:	$1,000
Total Return on the Securities:	0%

Although the arithmetic mean of the conversion values on the averaging dates is $924.06, UBS will deliver to you an amount in cash equal to the principal amount of $1,000 per Security, which results in a 0% total return on the Securities, notwithstanding the arithmetic mean of the closing prices of the underlying equity exceeding the initial price by 19.67%, as the payment at maturity is $1,000.

Example 4: Upon an issuer call, the closing price of the underlying equity on the applicable valuation date is $1,656.00.

Share Exchange Amount:	0.652582 shares
Conversion Value:	$1,080.68 = (0.652582 shares × $1,656.00)
Payment at call date:	$1,080.68
Total Return on the Securities:	8.07%

Upon the issuer call, since the conversion value is greater than the principal amount of $1,000, UBS will deliver to you an amount in cash equal to the conversion value, which yields an 8.07% total return on the Securities based on the closing price of the underlying equity on the applicable valuation date exceeding the initial price by 39.95%.

Example 5: Upon an exercise of the exchange right, the closing price of the underlying equity on the applicable valuation date is $1,532.37.

Share Exchange Amount:	0.652582 shares
Conversion Value:	$1,000 = (0.652582 shares × $1,532.37)
Payment at exchange right settlement date:	$1,000
Total Return on the Securities:	0%

Upon the exercise of the exchange right, UBS will deliver to you an amount in cash equal to the principal amount of $1,000, which results in a 0% total return on the Securities based on the closing price of the underlying equity on the applicable valuation date exceeding the initial price by 29.50%.

Example 6: Upon an exercise of the exchange right, the closing price of the underlying equity on the applicable valuation date is $1,440.00.

Share Exchange Amount:	0.652582 shares
Conversion Value:	$939.72 = (0.652582 shares × $1,440.00)
Payment at exchange right settlement date:	$939.72
Total Return on the Securities:	-6.03%

Upon the exercise of the exchange right, UBS will deliver to you an amount in cash equal to the conversion value, which results in a loss of 6.03% on the Securities. You are subject to a loss if you exercise your exchange right and the closing price of the underlying equity on the valuation date has increased less than 29.50% relative to the initial price or decreased relative to the initial price.

Example 7: Upon an exercise of the exchange right, the closing price of the underlying equity on the applicable valuation date is $1,149.28.

Share Exchange Amount:	0.652582 shares
Conversion Value:	$750.00 = (0.652582 shares × $1,149.28)
Payment at exchange right settlement date:	$750.00
Total Return on the Securities:	-25.00%

Upon the exercise of the exchange right, UBS will deliver to you an amount in cash equal to the conversion value, which results in a loss of 25.00% on the Securities. You are subject to a loss if you exercise your exchange right and the closing price of the underlying equity has increased less than 29.50% relative to the initial price or decreased relative to the initial price.

Investing in the Securities involves significant risks. Investors may lose some or all of their investment upon the exercise of the exchange right. Any payment on the Securities is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

What Are the Tax Consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-45 of the product supplement. The discussion below supplements and, to the extent inconsistent, replaces the discussion in the product supplement.

In the opinion of Cadwalader, Wickersham & Taft LLP, the Securities should be treated as a debt instrument subject to special rules governing contingent payment debt obligations for United States federal income tax purposes, and the rest of this discussion assumes such treatment is respected. Under this treatment, if you are a U.S. individual or taxable entity, you would be required to accrue ordinary interest income in each year over the term of the Securities on a constant yield to maturity basis at the “comparable yield” for the Securities. In addition, any gain you may recognize on the sale, exchange, redemption, put or maturity of the Securities will be taxed as ordinary interest income.

Under the contingent payment debt obligation rules, regardless of your method of accounting, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Securities, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Securities (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. Under this treatment, you would be required to accrue (and pay taxes on) ordinary interest income from the Securities over their term on a constant yield to maturity basis at the “comparable yield” for the Securities, even though you will not receive any payments from us until maturity, redemption, put or exchange.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date for debt instruments (such as your Securities) that provide an exchange right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your Securities (and we intend to make the computation in such manner) based on the assumption that your Securities will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the Securities is equal to 2.742% per annum, compounded semi-annually, with a projected payment at maturity of $1,208.30 based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a Security until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustment you may be required to take into account based on the actual payments on the Securities, from the Security each year:

Accrual Period	Interest deemed to accrue during the accrual period (per $1,000 Security)	Total interest deemed to have accrued from original issue date (per $1,000 Security) as of end of accrual period
February 19 2014 – December 31 2014	23.66	23.66
January 1 2015 – December 31 2015	28.07	51.73
January 1 2016 – December 31 2016	28.92	80.65
January 1 2017 – December 31 2017	29.63	110.28
January 1 2018 – December 31 2018	30.44	140.72
January 1 2019 – December 31 2019	31.28	172.00
January 1 2020 – December 31 2020	32.23	204.23
January 1 2021 – February 15 2021	4.07	208.30

You are required to use the comparable yield and projected payment schedule in determining your interest accruals in respect of the Securities, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Securities, and we make no representations regarding the amount of contingent payments with respect to the Securities.

On the sale or exchange of your Securities or upon an issuer call, exercise of your exchange or put right or redemption on the maturity date, you will recognize gain or loss equal to the amount realized on such sale, exchange, put, call or redemption and your adjusted tax basis in the Securities. In general, your adjusted basis in your Securities will equal the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities (in accordance with the comparable yield and the projected payment schedule for your Securities), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your Securities at a price other than the adjusted issue price determined for tax purposes. Any gain recognized on any sale, exchange, issuer call or redemption of your Securities will generally be ordinary income and any loss (including recognized on a put) will generally be ordinary loss to the extent of interest you have included as income in the current or previous tax years in respect of your Securities and, thereafter, capital loss. If you are a noncorporate holder, you should generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. If you are a noncorporate United States holder, any ordinary loss should not be subject to the two percent floor limitation of miscellaneous itemized deductions.

Medicare Tax on Net Investment Income.  Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. United States holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets.  Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-United States Holders.  If you are a non-United States holder, subject to Section 871(m) and FATCA (as discussed below) and the discussion in “Non-United States Holders” on page PS-49 of the accompanying product supplement, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements upon the sale or other disposition of your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8).

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of the underlying equity), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents only for Securities acquired on or after March 5, 2014. However, it is possible that a withholding agent may withhold on payments made to non-U.S. holders that acquire the Securities prior to March 5, 2014 if the withholding agent cannot determine the date on which the non-U.S. holder so acquired the Securities. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act.   The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial United States owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER (INCLUDING NON-U.S.) TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Underlying Equity

According to publicly available information, Google Inc. (“Google”) generates revenue primarily through online advertising. Google focuses on areas such as search, advertising, operating systems and platforms, and enterprise. It maintains an index of websites and other online content and makes this information freely available through its search engine to anyone with an internet connection. Google’s automated search technology helps people obtain nearly instant access to relevant information. Businesses use its AdWords program to promote their products and services with targeted advertising. In addition, the third-party websites that comprise the Google Network use its AdSense program to deliver relevant ads that generate revenue. Google also produces mobile and home telephone hardware through its acquisition of Motorola Mobility Holdings, Inc. Information filed by Google with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50726, or its CIK Code: 0001288776. Google’s website is http://www.google.com. Google’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “GOOG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Google’s common stock, based on the daily closing prices on the primary exchange for Google. We obtained the closing prices below based from Bloomberg Professional service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The initial price is equal to $1,183.30, an amount determined by the calculation agent based on market factors. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$626.75	$526.43	$567.01
4/1/2010	6/30/2010	$595.30	$444.95	$444.95
7/1/2010	9/30/2010	$530.41	$436.07	$525.79
10/1/2010	12/31/2010	$627.16	$522.35	$593.97
1/3/2011	3/31/2011	$639.63	$557.10	$586.21
4/1/2011	6/30/2011	$591.80	$474.88	$506.38
7/1/2011	9/30/2011	$622.46	$490.92	$514.38
10/3/2011	12/30/2011	$645.90	$495.52	$645.90
1/3/2012	3/30/2012	$668.28	$568.10	$641.24
4/2/2012	6/30/2012	$651.01	$559.05	$580.07
7/2/2012	9/28/2012	$756.50	$570.48	$754.50
10/1/2012	12/31/2012	$768.05	$647.18	$709.37
1/2/2013	3/29/2013	$838.68	$702.87	$794.03
4/1/2013	6/28/2013	$915.89	$765.35	$880.37
7/1/2013	9/30/2013	$924.69	$846.90	$875.91
10/1/2013	12/31/2013	$1,120.71	$853.67	$1,120.71
1/2/2014*	2/11/2014*	$1,190.18	$1,101.23	$1,190.18
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 11, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Google’s common stock from August 19, 2004 through February 11, 2014, based on information from Bloomberg.

As of the date of this pricing supplement, the dotted line represents the 29.5% appreciation in the initial price* of the underlying equity required for the conversion value (or, in the case of the maturity date, the arithmetic mean of the conversion values) to exceed the principal amount and therefore for you to achieve a positive return on the Securities. The breakeven value equals a 29.5% appreciation in the initial price of the underlying equity. It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. You should be willing to assume the risk that you may not receive any positive return on your Securities and may suffer a loss upon the exercise of your exchange right.

Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

*	The initial price is $1,183.30.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on the magnitude of purchases and other market factors. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this pricing supplement.

ANNEX A

INSTRUCTIONS TO INVESTOR OR AUTHORIZED PARTY: In order to exercise your exchange right for your Securities, please complete and sign the Exchange Request below and deliver it to your broker or other person through whom you hold your Securities (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER: Upon receipt of this Exchange Request: (1) please confirm that the information is accurate and (2) please complete an Exchange Instruction and follow the instructions set forth therein. A form of Exchange Instruction can be found as ANNEX B to the pricing supplement for the Securities dated February 11, 2014.

EXCHANGE REQUEST

(to be completed by investor or authorized party)

To:	(Name of broker or other person through whom you hold your Securities (your “Broker”))
Subject:	UBS AG Callable Exchangeable Securities Notice of Exercise of Exchange Right, CUSIP No. 90270KAW9 (the “Securities”)
Name of account holder:
Account number:
Broker contact name:
Number of Securities to be exchanged:

I hereby irrevocably request the exchange of the Securities described above.

I understand that these Securities will not be exchanged unless my Broker properly completes and delivers an Exchange Instruction to UBS Securities LLC and the requirements specified in the product supplement, dated February 11, 2014, and the pricing supplement, dated February 11, 2014, relating to the Securities (the “Offering Documents”) are satisfied.

Provided all requirements are satisfied, I understand that the valuation date for these Securities will be the will be the day on which the calculation agent determines that you have properly notified UBS of your desire for UBS to exchange the Securities in accordance with the procedures described in the Offering Documents (subject to postponement upon the occurrence of a market disruption event as described in the Offering Documents).

Signed,

Name:
Telephone:
E-mail:
Date:

ANNEX B

INSTRUCTIONS TO BROKER: In order to request an exchange of your client's Securities: (1) please complete and sign the Exchange Instruction below and email it to UBS Securities LLC at DL-USCB-Trading@ubs.com and (2) please call UBS Securities LLC at 203-719-8500 to confirm the instruction has been received. Once UBS Securities LLC provides you with the relevant settlement information, please contact your DTC settlements area to book the transaction.

EXCHANGE INSTRUCTION

(to be completed by Broker)

To:	UBS Securities LLC
Subject:	UBS AG Callable Exchangeable Securities Exercise of Exchange Right, CUSIP No. 90270KAW9 (the “Securities”)

A holder of the Securities has irrevocably elected to exercise the Exchange Right with respect to the number of Securities indicated below.

Number of Securities to be exchanged:
DTC # (and any relevant sub-account):
Contact name for DTC settlements:
Contact telephone for DTC settlements:

The undersigned certifies to you that it will (i) book a DVP trade on the applicable valuation date with respect to the number of Securities specified above at a price per Security equal to the conversion value, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable exchange right settlement date.

The undersigned acknowledges that if UBS Securities LLC acknowledges receipt of this Exchange Instruction on or prior to 3:00 p.m. (New York City time) on any business day, the effective date for this election will be that business day, provided any other requirements in the product supplement, dated February 11, 2014, and the pricing supplement, dated February 11, 2014, relating to the Securities (the “Offering Documents”) are satisfied. If UBS Securities LLC acknowledges receipt of this Exchange Instruction after 3:00 p.m. (New York City time) on any business day, the effective date for this election will be the next following business day, provided any other requirements relating to the Securities in the Offering Documents are satisfied.

Signed,

             (Name of Broker)

By:
Title:
Telephone:
Fax:
E-mail:

SETTLEMENT INFORMATION

(to be completed by UBS Securities LLC and returned to Broker)

DTC #:	642	Price per Security:
Contact name
for DTC settlements:		Valuation Date:
Contact telephone
for DTC settlements:		Exchange Right Settlement Date:

ANNEX C

INSTRUCTIONS TO INVESTOR OR AUTHORIZED PARTY: In order to exercise your fundamental change put right for your Securities, please complete and sign the Fundamental Change Put Request below and deliver it to your broker or other person through whom you hold your Securities (your “Broker”) using a delivery method acceptable to your Broker no later than 11:00 am (New York City time) on the business day prior to the fundamental change put exercise date.

INSTRUCTIONS TO BROKER: Upon receipt of this Fundamental Change Put Request: (1) please confirm that the information is accurate and (2) please complete an Put Instruction and follow the instructions set forth therein to a designated affiliate of UBS (the “exchange agent”) via email and confirm receipt by phone call no later than 2:00 p.m. (New York City time) on the business day prior to the fundamental change put exercise date. A form of Put Instruction can be found as ANNEX D to the pricing supplement for the Securities dated February 11, 2014.

Fundamental Change Put Request

(to be completed by investor or authorized party)

To:	(Name of broker or other person through whom you hold your Securities (your “Broker”))
Subject:	UBS AG Callable Exchangeable Securities Notice of Exercise of Fundamental Change Put Right, CUSIP No. 90270KAW9 (the “Securities”)
Name of account holder:
Account number:
Broker contact name:
Number of Securities to be put:

I hereby irrevocably exercise my fundamental change put right of the Securities described above.

I understand that these Securities will not be exchanged unless my Broker properly completes and delivers an Put Instruction to UBS Securities LLC and the requirements specified in the product supplement, dated February 11, 2014, and the pricing supplement, dated February 11, 2014, relating to the Securities (the “Offering Documents”) are satisfied.

Signed,

Name:
Telephone:
E-mail:
Date:

ANNEX D

INSTRUCTIONS TO BROKER: In order to request an exercise of your client's put right in the Securities: (1) please complete and sign the Put Instruction below and email it to UBS Securities LLC at DL-USCB-Trading@ubs.com and (2) please call UBS Securities LLC at 203-719-8500 to confirm the instruction has been received no later than 2:00 p.m. (New York City time) on the business day prior to the fundamental change put exercise date. Once UBS Securities LLC provides you with the relevant settlement information, please contact your DTC settlements area to book the transaction.

PUT INSTRUCTION

(to be completed by Broker)

To:	UBS Securities LLC
Subject:	UBS AG Callable Exchangeable Securities Exercise of Fundamental Change Put Right, CUSIP No. 90270KAW9 (the “Securities”)

A holder of the Securities has elected to exercise the Fundamental Change Put Right with respect to the number of Securities indicated below.

Number of Securities to be put:
DTC # (and any relevant sub-account):
Contact name for DTC settlements:
Contact telephone for DTC settlements:

The undersigned certifies to you that it will (i) book a DVP trade on the applicable valuation date with respect to the number of Securities specified above at a price per Security equal to the principal amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable third business day after the fundamental change put exercise date.

The undersigned acknowledges that if UBS Securities LLC acknowledges receipt of this Put Instruction on or prior to 3:00 p.m. (New York City time) on the business day prior to the fundamental change put exercise date, the fundamental change put right will be deemed duly received that business day, provided any other requirements in the product supplement, dated February 11, 2014, and the pricing supplement, dated February 11, 2014, relating to the Securities (the “Offering Documents”) are satisfied. If UBS Securities LLC acknowledges receipt of this Put Instruction after 3:00 p.m. (New York City time) on the business day prior to the fundamental change put exercise date, the fundamental change put right will be deemed duly received the next following business day (the fundamental change put exercise date), provided any other requirements relating to the Securities in the Offering Documents are satisfied.

Signed,

             (Name of Broker)

By:
Title:
Telephone:
Fax:
E-mail:

SETTLEMENT INFORMATION

(to be completed by UBS Securities LLC and returned to Broker)

DTC #:	642	Price per Security:
Contact name
for DTC settlements:		Valuation Date:
Contact telephone
for DTC settlements:		Fundamental Change Purchase Date: